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                                 RENT-WAY, INC.

                                   EXHIBIT 11

Computation of Earnings Per Share
---------------------------------
                                                                                1996                    1995
                                                                                ----                    ----
PRIMARY

Net income                                                                  $2,847,312              $1,008,770

Less cumulative preferred stock dividends                                     (128,969)                (37,973)
                                                                            ----------              ----------

      Net income for primary earnings per share                             $2,718,343              $  970,797
                                                                            ==========              ==========

Weighted average number of common shares
  outstanding during the year                                                5,314,532               3,855,934

Add - common equivalent shares (determined using the
  "treasury stock" method) representing shares issuable
  upon exercise of stock options, stock warrants and
  escrowed shares                                                              649,787                 544,132
                                                                            ----------              ----------
    Weighted average number of shares used in
      calculation of primary income per share                                5,964,319               4,400,066
                                                                            ==========              ==========

Primary earnings per common share                                           $      .46              $      .22
                                                                            ==========              ==========

FULLY DILUTED

Net income for primary earnings per share                                   $2,718,343              $  970,797
                                                                            ==========              ==========

Weighted average number of shares used in
  calculating primary income per share                                       5,314,532               3,855,934

Add - incremental shares representing:
    Shares issuable upon exercise of stock options,
    stock warrants and escrowed shares
    included in primary calculation above                                      649,787                 544,133

    Shares issuable upon exercise of stock options
    and warrants based on year end market prices                               106,126                 100,220
                                                                            ----------              ----------

      Weighted average number of shares used in
         calculation of fully diluted income
         per share                                                           6,070,445               4,500,287
                                                                            ==========              ==========

Fully diluted earnings per common share                                     $      .45              $      .22
                                                                            ==========              ==========
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